Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2017, with respect to the financial statements and supplemental schedule of the L.B. Foster Company Savings Plan for Bargaining Unit Employees (the “Plan”) included in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2016.

/s/ Dixon Hughes Goodman LLP

Charleston, West Virginia

December 21, 2017